FREE WRITING PROSPECTUS

Dated September 14, 2006

Filed Pursuant to Rule 433

Registration No. 333-133809

Registration No. 333 133809-01

WOART 2006–B	$900mm		* Pricing Details *
Leads: BAS/Barc	Co–Mgrs	: CS, ML, WACH	100% Pot
	Jr Co	: SunTrust

CLS	SIZE	Mdy/S& P	WAL	WDW	Bench	Sprd	Yield	CPN	Price
A–1	202.00mm	P–1/A1+	0.34	7mos	ITP LIB	–3	5.37388	5.37388	100
A–2	225.00mm	Aaa/AAA	1.05	11mos	EDSF	–3	5.363	5.30	99.99441
A–3	245.00mm	Aaa/AAA	2.00	14mos	2Yr SWP	–3	5.207	5.15	99.99596
A–4	228.00mm	Aaa/AAA	3.27	15mos	ITP SWP	+0	5.176	5.12	99.99546
B	30.23mm		** Not Offered **

Settles: September 20, 2006 (BAS B&D)

All classes are ERISA eligible

Pricing Speed: 1.5 ABS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

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